U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K (DRAFT)

                  Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                        Date of Report:  June 30, 2006
                             ISA INTERNATIONALE, INC.
           (Exact name of registrant as specified in its charter)
                     Commission File Number:  001-16423

       Delaware                                   41-1925647
(State of Incorporation)                   (IRS Employer ID. No.)

 2560 Rice Street                              (651) 489-6941
 St. Paul, MN 55113                    (Registrant's telephone number)
(Mailing address of registrant)

Item 3.02  Unregistered Sale of Equity Securities

On or about June 6, 2006, ISA Internationale Inc. ("ISA" or the "Company")
 issued 1,709,418 shares of its restricted common stock as consideration for the repayment and conversion of $854,709 of loan advances and related interest due thereon, as of May 31, 2006. These shares were issued under the auspices of Rule 4(2).

On or about June 6, 2006, the Company issued 740,000 shares of its restricted common stock as payment for the conversion of $370,000 of accrued consulting fees due Bernard L. Brodkorb, President and CEO of the Company. These shares were issued under the auspices of Rule 4(2).

On or about June 6, 2006 the Company issued 142,000 shares of restricted common stock to Charles J. Newman as compensation for services rendered to the Company in its reorganization efforts. These shares were issued at a price of $.47 per share and under the auspices of Rule 4(2).

On or about June 26, 2006, the Company issued 322,000 share of its restricted common stock to the Directors of the Company and an additional two persons as compensation for services rendered to the Company in their positions as directors or consultants to the Company. These shares were issued at a price of $.38 per share and under the auspices of Rule 4(2).

On or about June 26, 2006, the Company issued 17,054,924 of its restricted common stock pursuant to the terms of a November 2, 2000 funding agreement between The Company, as agreed and executed by its prior management and Board of Directors, on that date and Doubletree Capital Partners, Inc. The issuances of these common shares are in exchange for conversion of 5,000,000 preferred stock shares, previous issued to Doubletree Capital Partners, Inc. on November 7, 2000, and are in accordance with the conversion terms of the November 2, 2000 funding agreement.

The total outstanding common shares of the Company as of June 30, 2006 after all issuances now total 23,989,912.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006

ISA INTERNATIONALE, INC.

/s/ Bernard L. Brodkorb, Jr.
President and CEO